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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of the 30th day of May, 2000, by and between INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC., a South Carolina corporation (the "Company"), and WILLIAM SPENCER MCMASTER ("Employee").

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, in accordance with the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby agrees to employ Employee to perform the duties described below subject to and in accordance with the terms and conditions hereof, and Employee hereby accepts such employment. In accepting employment by the Company, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company the duties of Chief Financial Officer and General Counsel of the Company. During the term of this Agreement, Employee shall also be entitled to hold the position of partner, of counsel, or otherwise be affiliated with the law firm of Nexsen Pruet Jacobs & Pollard, LLP or any successor firm. Except as specified herein, any such affiliation shall not affect the obligations hereunder of either of the parties to this Agreement.

         2. Term. The initial term of employment hereunder shall commence on the date hereof, and unless earlier terminated in accordance with Section 5 hereof, shall continue for a term of three (3) years ending on May 30, 2003; provided, however, that the employment of Employee as Chief Financial Officer shall not commence until August 1, 2000. This Agreement shall be automatically renewed for additional terms of one (1) year each, unless no less than one hundred eighty
(180) days prior to the end of the then current term of this Agreement the Company notifies Employee in writing or Employee notifies the Company in writing of the intention not to renew this Agreement. References to this Agreement's term shall mean the initial term and all successive terms unless the context clearly indicates otherwise.

         3. Compensation. As compensation for the services to be rendered by Employee for the Company under this Agreement, Employee shall be compensated as follows:

         (a) Salary. Employee shall be compensated by the Company on the basis of a minimum annual base salary ("Salary") of Two Hundred Fifty Thousand ($250,000) Dollars commencing on the effective date of this Agreement. Such Salary shall be payable in pay periods as determined by the Company, but in no event less frequently than semi-monthly. The Salary payable to Employee for each twelve-month period during the term of this Agreement following the first anniversary of the effective date of this Agreement shall be reviewed by the Board of Directors (or an appropriate committee of the Board), and may be increased, but in no event decreased, if the Board of Directors (or such committee) determines that an increase is appropriate.

         (b) Bonuses. In addition to the Salary, Employee shall also be eligible to receive one or more bonuses, annually or more frequently, the amount and grant of which shall be at the discretion of the Company.

         (c) Vacation and Leaves of Absence. In addition to all regular Company holidays, the Company shall provide Employee with twenty (20) business days of paid vacation time during each calendar year during the term of employment hereunder. Such vacation days are to be taken at such

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time or times as Employee may reasonably request, subject to the Company's convenience and prior approval, which approval shall not be unreasonably withheld. The Company may grant additional vacation time and time off in its sole discretion. Vacation time shall not cumulate year to year, and the Company shall bear no obligation with respect to unused vacation time at the time of any termination hereunder. In addition to the foregoing, Employee shall be granted leaves of absence with full payment of Salary up to ten (10) business days each calendar year during the term of this Agreement for attendance at professional conventions, continuing education seminars and other professional or business activities consistent with duties of Employee hereunder and/or for the maintenance of any professional license(s) held by Employee. All expenses reasonably and necessarily incurred by Employee in connection with the maintenance of any professional license(s) held by Employee shall be paid for, or reimbursed by, the Company.

         (d) Reimbursement For Expenses. The Company shall provide reimbursement of all reasonable expenses incurred by Employee for the benefit of the Company in the performance of Employee's duties hereunder, provided that reasonable written documentation is provided to the Company in support of such reimbursement.

         (e) Other Benefits. The Company shall provide at its expense other benefits (e.g., health insurance coverage (including payment of benefits under COBRA), disability insurance coverage, retirement plan participation, etc.) reasonably comparable to, and no less favorable to Employee than, those benefits generally provided to other senior executives of the Company, provided, however, that during the term of this Agreement the Company shall also pay and maintain for Employee's benefit Employee's existing Jefferson Pilot life insurance policy insuring Employee's life in the face amount of $500,000.

         (f) Transition. The Company and Employee acknowledge and agree that there shall be an initial employment transition phase of up to three months from the effective date of this Agreement during which period Employee shall be engaged in the reduction of his customary professional duties as an attorney carried out by Employee prior to the effective date of this Agreement and the commencement of his duties hereunder. During such three month period, Employee shall maintain for review by the Company's Chief Executive Officer an appropriate written account of the division of his time between his former and current employment hereunder, and Employee's monthly Salary otherwise payable hereunder during such period shall be reduced proportionately during such three month period as determined by the Company's Chief Executive Officer to reflect the respective allocations of Employee's professional activities.

         4. Stock Options. As a material inducement to Employee to enter into this Agreement, on the date of Employee's commencement of employment hereunder, the Company shall grant to Employee effective the date hereof and pursuant to the Company's Stock Option Plan (the "Plan") or directly outside of the Plan as set forth below:

         (a) Stock Options Under the Plan: stock options to purchase a total of forty-nine thousand, nine hundred ninety-eight (49,998) shares of the Company's common stock under the Plan at an exercise price per share of six and ninety-one/100ths ($6.91) Dollars. Such options shall vest as follows: sixteen thousand, six hundred sixty-six (16,666) shares on each of November 30, 2000, May 31, 2001, and May 31, 2002. It is intended that such options shall be structured to satisfy the requirements of Section 422A of the Internal Revenue Code and shall be designated as incentive stock options.

         (b) Stock Options Outside of the Plan: stock options to purchase a total of fifty thousand, two (50,002) shares of the Company's common stock at an exercise price per share of Six and No/100ths ($6.00) Dollars. Such options shall vest as follows: (i) eight thousand, three hundred thirty-four (8,334) shares on each of November 30, 2000, May 31, 2001, and May 31, 2002, and (ii) twenty-five thousand (25,000) shares on November 30, 2001.

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         (c) Agreements and Adjustments. The Company and Employee shall execute and deliver appropriate Stock Option Agreements in the form contemplated by the Plan or otherwise as necessary to reflect the grant of options hereunder. Consistent with the adjustments contemplated with respect to options granted under the Plan, all option amounts and exercise prices shall be adjusted for any subsequent stock splits, stock dividends, recapitalizations or similar events.

         (d) Change in Control. Notwithstanding any vesting provisions identified in this Section 4, upon the occurrence of a "Change in Control" of the Company as defined herein, all unvested options granted pursuant to this
Section 4 shall immediately vest and become fully exercisable and remain exercisable throughout their entire term. For purposes of this Agreement, the term "Change in Control" shall mean that any one of the following events shall have occurred: (i) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Company, a majority-owned subsidiary of the Company, an employee benefit plan (or related trust) of the Company or such subsidiary, (A) directly or indirectly become(s) after the effective date of grant of the stock options hereunder the "beneficial owner" (as defined in Rule 13(d)(3) under the 1934 Act) of 15% or more of the then outstanding voting stock of the Company, or (B) makes a tender offer for 15% or more of the outstanding voting securities of the Company; or (ii) individuals who constitute a majority of the Board of Directors at the effective date hereof, or individuals elected or nominated directly or indirectly by at least a majority of such current directors, no longer constitute a majority of the Company's Board of Directors; or (iii) the Company enters into (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company's assets (other than to a subsidiary of the Company); or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy- five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

         5. Termination

         (a) For Cause By the Company. Notwithstanding any other provision hereof, the Company may terminate Employee's employment under this Agreement at any time "for cause." For purposes hereof, the term "for cause" means one of the following acts by Employee: theft or embezzlement from the Company; knowingly falsifying Company records; indictment for a felony; drug or alcohol addiction or abuse; or a material violation of the terms and provisions of this Agreement which remains uncured by Employee fifteen (15) days after notice from the Company to Employee of such violation. All compensation (including, without limitation, the Salary and all perquisites and fringe benefits, but excluding vested stock options) to which Employee would otherwise be entitled for periods after the effective date of such termination shall be discontinued and forfeited as of the effective date of such termination. Employee shall not be deemed to have been terminated "for cause" without delivery to Employee of a written notice of termination from the Company explaining the Company's intention to terminate Employee "for cause" and specifying in reasonable detail the facts and circumstances that are the basis for terminating Employee's employment; and providing an opportunity for Employee to cure any curable default specified in such notice of termination for a period of fifteen (15) days after Employee's receipt of such notice.

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(b) Without Cause By the Company / For Good Reason by Employee. The Company may
voluntarily terminate this Agreement "without cause" upon sixty (60) days prior written notice to Employee, and Employee may voluntarily terminate this Agreement "for good reason" upon sixty (60) days prior written notice to the Company. For purposes hereof, the term "for good reason" shall include, but not be limited to, the commission of any of the following by the Company: reduction of Employee's minimum base salary; assignment to Employee of duties inconsistent with his duties, responsibilities or status with the Company as Chief Financial Officer and General Counsel; material change in Employee's reporting responsibilities, title or office; movement of Employee's principal office for his performance hereunder to a location more than fifteen miles from the Company's existing executive offices; diminution in Employee's employee benefits; failure to cure any Company breach of this Agreement within fifteen
(15) days following the Company's receipt from Employee of written notice of such breach. In the event of such termination, all compensation (including without limitation the Salary and any perquisites and fringe benefits, if any) to which Employee would otherwise be entitled (for periods after the effective date of the termination) shall be discontinued and forfeited as of the effective date of such termination. Notwithstanding the foregoing, upon the occurrence of such termination by the Company "without cause" or by Employee "for good reason" (as such term is defined above) the following shall occur:

         (i) Employee shall be paid any and all accrued and unpaid Salary, bonuses and any and all unreimbursed expenses for periods prior and up to the effective date of termination, and Employee shall be paid the aggregate Salary that Employee would otherwise have been entitled to receive during the remaining term of this Agreement had Employee's employment not terminated;

         (ii) Employee shall be paid severance compensation equal to eighteen months of base Salary at the rate of base Salary in effect immediately preceding the date of termination;

         (iii) all unvested options granted pursuant to Section 4 hereof and all unvested options granted subsequent to the effective date of this Agreement shall immediately vest; and

         (iv) Employee shall receive from the Company, at the Company's expense, all benefits set forth in Section 3(e) for one (1) year following such termination; provided however, that during such period, should a third party provide any such benefit(s) to Employee, the Company's obligation pursuant to this paragraph to provide the benefit(s) being so provided by the third party shall be reduced by the amount and to the extent such benefit(s) is (are) provided to Employee by such third party.

         The Company shall pay the amounts set forth under paragraphs 5(b)(i) and 5(b)(ii) above in a lump sum amount within thirty days after Employee's date of termination of employment under this Section 5(b). Termination of Employee's employment hereunder by reason of the death of Employee or the "permanent and total disability" (as that term is defined and construed under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and any regulations or rulings promulgated thereunder) of Employee shall be deemed termination of this Agreement pursuant to this Section 5(b).

         (c) Termination Without Cause By Employee. Employee may voluntarily without cause terminate this Agreement upon sixty (60) days prior written notice to the Company. In the event of such termination (unless such termination is by Employee "for good reason" as such term is defined above), all compensation (including without limitation the Salary and all perquisites and fringe benefits, but excluding any vested stock options) to which Employee would otherwise be entitled for periods after the effective date of such termination shall be discontinued and forfeited as of the effective date of such termination.

         (d) Change in Control. Notwithstanding the operation of the other provisions of this Section 5, upon any termination of this Agreement by the Company following the occurrence of a

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"Change in Control" as that term is defined in Section 4 hereof, the Company shall be obligated to pay the amounts and provide the benefits set forth in paragraphs (i) through (iv) of Section 5(b) hereof in accordance with the terms of Section 5(b).

         The Company's obligations under Section 5(b) and Section 5(d) hereunder shall survive the expiration of and any earlier termination of Employee's employment hereunder.

         6. Confidentiality and Secrecy. Employee acknowledges that in and as a result of Employee's employment hereunder, Employee will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to the Company's business, including without limitation technological knowhow, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, records, lists of customers and projects, the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company's customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary). As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Sections 3 and 4, Employee covenants and agrees that during the term of Employee's employment hereunder, and for one (1) year after the expiration or earlier termination of Employee's employment hereunder, Employee shall not without the prior written consent of the Company, directly or indirectly, make use of, or disclose to any person, any confidential information of the Company or its affiliates.

         7. Covenants Against Competition. Employee acknowledges and understands that during the term of this Agreement, the Company intends to conduct its operations on a nationwide basis which may involve all or substantially all of the United States of America and various foreign countries. In view of the unique value to the Company of the services of Employee for which the Company has contracted hereunder, because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and because Employee's employment hereunder will result in Employee's development of a unique relationship with customers, suppliers, service providers and employees, as a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Sections 3 and 4, Employee covenants and agrees as follows:

         (a) During Employee's employment by the Company, and for a period expiring on the date two (2) years after the earlier to occur of the expiration of this Agreement or the earlier termination of Employee's employment hereunder for any reason other than the Company's termination of Employee "without cause" pursuant to Section 5(b) hereof or Employee's termination "for good reason" pursuant to Section 5(b) hereof, Employee shall not directly or indirectly solicit, divert or convert, or assist another person or entity to solicit, divert or convert, customers or employees of the Company or an affiliate of the Company to any other company or entity providing substantially the same or competitive services or products as the Company or an affiliate of the Company.

         (b) During Employee's employment by the Company, and for a period expiring on the date two (2) years after the earlier to occur of the expiration of this Agreement or the earlier termination of Employee's employment hereunder for any reason other than the Company's termination of Employee "without cause" pursuant to Section 5(b) hereof or Employee's termination "for good reason" pursuant to Section 5(b) hereof, Employee shall not within the geographic area specified below engage in any business or perform any services, directly or indirectly, in competition with the business of the Company or any affiliate of the Company, or have any interest, whether as a proprietor, partner, employee, controlling stockholder (directly or beneficially), principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that shall so engage, or otherwise be a controlling person of, or a member of a group that controls, such enterprise or be otherwise affiliated in any capacity with such enterprise. The restrictions of this Section 7(b) shall apply in every state, territory or other jurisdiction in which the Company is

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conducting its operations or maintains an office or branch at any time during the term of this Agreement.

         8. Reasonableness, Enforceability and Remedies.

         (a) Employee has carefully read and considered the provisions of Sections 6, 7, and 8, and, having done so, agrees that the restrictions set forth in these Sections, including, but not limited to, the time period of restriction and geographic limitations set forth in Section 7, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its officers, directors, shareholders, employees, and affiliates.

         (b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 6, 7, or 8 or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provision of Sections 6 or 7 relating to the time period and/or geographic restrictions and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or geographic restrictions and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         (c) Employee acknowledges that the services Employee is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 6 or 7, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, consulting clients, and/or any and all persons directly or indirectly acting for or with Employee.

         (d) Employee's obligations under Sections 6 and 7 shall survive the expiration of and any earlier termination of Employee's employment hereunder.

         9. Notice. Any notice, request, approval, consent, demand or other communication hereunder shall be effective if in writing and upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or
(ii) three (3) business days after being duly deposited in the U.S. Mail, certified, return receipt requested, and addressed as follows:

             Employee:            William S. McMaster
                                  230 Edisto Avenue
                                  Columbia, South Carolina 29205


             the Company:         Integrated Business Systems and Services, Inc.
                                  115 Atrium Way, Suite 228
                                  Columbia, South Carolina  29223
                                  ATTN: President

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

         10. Waiver. Any waiver by either party of any breach or any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

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         11. Governing Law/Jurisdiction. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina. The parties hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court in the State of South Carolina, (ii) waives any objection which it might have now or hereafter to any such litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submits to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, the parties hereby further agree that service of process upon any party may be effected pursuant to United States mail.

         12. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors, and permitted assigns.

         13. Assignment/Modification/Severability. This Agreement and any rights hereunder are personal to Employee and shall not be assigned or otherwise transferred by Employee. Subject to the rights of Employee under Section 5 hereunder, the Company shall be entitled to assign this Agreement to any corporation controlled by the Company. This Agreement can only be modified by a written agreement duly signed by authorized representatives of the parties hereto. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions. Without limiting the generality of the foregoing or of Section 8, each provision, sub-provision, part, and sub-part of Sections 7 or 8 shall be deemed severable.

         14. Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         15. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements (other than the agreements contemplated in Section 4 hereof) and representations between the parties with respect thereto.

         16. No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement under seal to be effective as of the day and year first above written.

                             EMPLOYEE:

                                                       (SEAL)
                             /s/ WILLIAM S. MCMASTER
                             ---------------------------
                             William Spencer McMaster


                             INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.


                                                       (SEAL)
                             By: /s/ HARRY P. LANGLEY
                                 -----------------------
                                 Harry P. Langley
                                 President and Chief Executive Officer

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